EXHIBIT 12

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                Nine Months and Quarter Ended September 29, 1996

(Thousands of Dollars)



                                                      Nine
                                                     Months        Quarter
                                                    -------        -------

Earnings available for fixed charges:
  Net earnings                                     $100,820         70,469
  Add:
    Fixed charges                                    31,002         13,053
    Income taxes                                     52,366         34,465
                                                    -------        -------
      Total                                        $184,188        117,987
                                                    =======        =======


Fixed Charges:
  Interest on long-term debt                       $  6,948          2,316
  Other interest charges                             12,730          7,103
  Amortization of debt expense                          255             85
  Rental expense representative
   of interest factor                                11,069          3,549
                                                    -------        -------
      Total                                        $ 31,002         13,053
                                                    =======        =======

Ratio of earnings to fixed charges                     5.94           9.04
                                                    =======        =======